Exhibit 99.1

PRESS RELEASE

Contact:	Investors:
Michael J. Lambert	Patrick F. Williams
EVP & Chief Financial Officer	Vice President, Industry & Investor Relations
NuVasive, Inc.	NuVasive, Inc.
858-909-3394	858-638-5511
investorrelations@nuvasive.com	investorrelations@nuvasive.com

Media:
Nicholas S. Laudico
The Ruth Group
646-536-7030
nlaudico@theruthgroup.com

NuVasive Announces Jury Verdict in Patent Case

SAN DIEGO, September 20, 2011 – NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing minimally disruptive surgical products and procedures for the spine, announced today that a jury in the U.S. District Court for the Southern District of California has reached a verdict in the company’s ongoing patent lawsuit with Medtronic Sofamor Danek USA, Inc. and its related entities (Medtronic).

The lawsuit was initially filed in 2008 and Medtronic is asserting a total of nine patents against NuVasive. NuVasive countersued and is asserting three patents against Medtronic. The court has broken the trial into phases, and the first phase included three Medtronic patents and one NuVasive patent. In this phase of the case, NuVasive accused Medtronic’s NIM-Eclipse product of infringing NuVasive’s patent involving the use of neuromonitoring in a lateral approach to spine fusion surgery. The patents asserted by Medtronic accuse the following NuVasive products of infringing Medtronic patents: NuVasive’s CoRoent® XL implants, MaXcess® Retractor, and Helix ACP® Cervical Plate.

Although a formal judgment has not yet been entered and there are numerous motions and hearings to be determined, the following are the findings of the jury related to the four patents involved in the first phase of the trial:

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Regarding NuVasive’s assertion that Medtronic NIM-Eclipse System infringes upon patent #7,470,236, the jury found that Medtronic does infringe the patent and awarded monetary damages which includes back royalty payments to NuVasive based on a 5.5% rate.

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Regarding Medtronic assertion that NuVasive’s CoRoent XL implants infringe upon patent #5,860,973, the jury found the patent to be valid and awarded monetary damages which included lost profits and back royalty payments to Medtronic based on a 10.0% rate

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Regarding Medtronic assertion that NuVasive’s MaXcess Retractor infringes upon patent #6,945,933, the jury found that NuVasive does infringe the patent and awarded monetary damages which included lost profits and back royalty payments to Medtronic based on a 3.0% rate

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Regarding Medtronic assertion that NuVasive’s Helix ACP Cervical Plate infringes upon patent #6,592,586, the jury found that NuVasive does infringe the patent and awarded monetary damages which included lost profits and back royalty payments to Medtronic based on a 2.0% rate

Based on these findings, the jury awarded total monetary damages of $660 thousand to NuVasive which includes back royalty payments. Additionally, the jury awarded total monetary damages of $101 million to Medtronic which includes lost profits and back royalties.

Any future royalty amounts will not be determined until a final judgment is issued, which is expected in the coming months. At this time, the Company is using the royalty percents utilized by the jury for the basis of on-going accruals. The incremental impact to cost of goods sold of ongoing royalty accruals is expected to be approximately $5 million for the second half of 2011 and approximately $11 million for the full year 2012. As previously guided, the Company will continue to spend approximately $6 million in legal expenses for full year 2011 associated with this trial. The Company will provide more detailed financial guidance as it becomes available and will make further comments at its upcoming Q3 2011 earnings call in October.

NuVasive expects it will be required to secure the amount of judgment while the appeals process runs. The amount to be secured will be determined in post-trial motions over the next few months. The Company believes it has ample cash reserves to meet any requirement the Court determines is necessary.

NuVasive believes the facts and the law do not support the jury’s findings of infringement and validity, and will seek to overturn the verdict in post-trial motions with the District Court. If the District Court does not grant NuVasive’s motions, the Company intends to vigorously challenge the verdict through an appeal to the Federal Circuit Court of Appeals. The appellate process with the Federal Court will likely take at least one year.

Alex Lukianov, Chairman and CEO of NuVasive said, “As you all know, we at NuVasive take immense pride in our unique technology and the intellectual property that surrounds it. We are proud that our intellectual property surrounding our NeuroVision nerve monitoring platform has been validated in this case. While we are disappointed with today’s legal outcome on the remaining three patents, we are mindful that this is only phase one of what will be a multi phase process. This outcome has in no way impacted the daily operations of our business and our salesforce will continue to deliver outstanding service levels to our surgeon customers. We intend to vigorously defend the investments we have made to invent the lateral approach to spine fusion surgery and to become the most innovative spine technology company in the world. As such, we will aggressively challenge this verdict through the appellate process.”

NuVasive will host a conference call on Wednesday, September 21, at 8:30 am ET / 5:30 am PT to discuss the jury verdict. The dial-in numbers are 1-877-407-9039 for domestic callers and 1-201-689-8470 for international callers. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.nuvasive.com.

After the live webcast, the call will remain available on NuVasive’s website, www.nuvasive.com, through October 19, 2011. In addition, a telephonic replay of the call will be available until October 3, 2011. The replay dial-in numbers are 1-877-870-5176 for domestic callers and 1-858-384-5517 for international callers. Please use pin number 379341.

About NuVasive

NuVasive is a medical device company focused on developing minimally disruptive surgical products and procedures for the spine. The Company is the 5th largest player in the $7.7 billion global spine market.

NuVasive’s principal product offering is based on its Maximum Access Surgery, or MAS® platform. The MAS platform combines four categories of products that collectively minimize soft tissue disruption during spine surgery with maximum visualization and safe, easy reproducibility for the surgeon: a proprietary software-driven nerve avoidance system; MaXcess®, a unique split-blade retractor system; a wide variety of specialized implants; and several biologic fusion enhancers. MAS significantly reduces surgery time and returns patients to activities of daily living much faster than conventional approaches. Having redefined spine surgery with the MAS platform’s lateral approach, known as eXtreme Lateral Interbody Fusion, or XLIF®, NuVasive has built an entire spine franchise. With over 65 products today spanning lumbar, thoracic and cervical applications, the Company will continue to expand and evolve its offering predicated on its R&D focus and dedication to outstanding service levels supported by a culture of Absolute Responsiveness®.

NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the potential impact on our financial statements due to unfavorable litigation results (including with respect to the ongoing patent lawsuit with Medtronic) and potential subsequent appeals; our ability to maintain sufficient liquidity in the event we are required to pay or secure a judgment; our ability to continue to finance extensive research and development; negative stock market reactions to the results of litigation; the potential negative impact of litigation results on our reputation with our customers, suppliers, and spine market; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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